Exhibit 10.27
September 28th, 2011
Rick Bergman
4817 Pecan Chase
Austin, TX 78738
Dear Rick,
Following the completion of our internal processes and working out a mutually acceptable Change of Control Severance Agreement and Severance Policy for Principal Executive Officers, we are pleased to offer you a position with Synaptics as President and Chief Executive Officer commencing on September 28th, 2011. This letter will confirm the terms of your employment. You will receive a monthly salary of $47,916.67 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $575,000).
As a Synaptics employee, you are also eligible to receive employee benefits which include:
•	Group Medical, Dental and Vision insurance for you and your eligible dependents (subject to co-pay for dependent coverage);
•	Life Insurance, Short-term and Long-term Disability Insurance;
•	Flexible time off benefits that you will be accruing at fifteen (15) days per year (includes sick leave and personal time-off);
•	Company paid holidays;
•	Participation in our Employee Stock Purchase Plan;
•	Participation in our 401(k) Savings Plan; and
•	Participation in a Section 125 Flexible Spending Account.
You are eligible to receive an annual incentive target of $575,000 (corresponding to 100% of your base salary) for the fiscal year ending June 30th, 2012. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of the Company and is not guaranteed. Your incentive will be prorated from your hire date.

You will also be eligible for our Severance Policy for Principal Executive Officers in addition to your Change of Control Severance Agreement. The Compensation Committee has approved your request for a waiver of the one year waiting period under our Severance Policy for Principal Executive Officers.
Your performance and base salary will be reviewed at the end of each fiscal year as part of the Company’s normal focal review process. Your first review will occur in July 2012 and any merit increase will be awarded at that time. Your merit increase is pro-rated from your hire date in fiscal year 2012. Also, in fiscal year 2012, you are guaranteed a minimum of 80% of your annual incentive target pro-rated from the time you start in fiscal year 2012.
Subject to the approval of the Board of Directors of the Company, upon commencement of your employment, you will be granted an option to purchase 430,000 shares of Common Stock. Your stock options will be priced at the close of business on your first day of employment on September 28th, 2011. Your options shall vest and become exercisable at the rate of 1/4 of the shares one year after commencement of employment and 1/48 of the shares each month thereafter (so that at the end of four years, your options will be fully vested). Vesting of these options will, of course, depend on your continued employment with the Company.
You will also receive 10,000 Restricted Stock Units (RSUs). You will vest 1/4 of these RSUs one year after commencement of employment and 1/16 of these RSUs each quarter thereafter (so that at the end of four years, these RSUs will be fully vested). Vesting of these RSUs will, of course, depend on your continued employment with the Company.
In all considerations to your current package at AMD, you will receive 30,000 RSUs. These RSU’s will vest over two years on a monthly basis (1/24 per month) on the last day of each calendar month following the month of grant (so that at the end of two years, these RSUs will be fully vested). Vesting of these RSUs will depend on your continued employment with the Company.

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. This offer is contingent upon successful completion of your background and references screening.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your hire date, or our employment relationship with you may be terminated.
Attached is our standard Proprietary Information and Assignment of Inventions Agreement regarding protection of confidential information and assignment of inventions and new standard Change of Control Severance Agreement. If you accept this offer, it is required as a condition of your employment that you return a signed copy of these agreements. Also attached is our new Severance Policy for Principal Executive Officers.
In order to accept the Company’s offer, you must sign and date this letter in the space provided below and return it to me no later than September 28th, 2011. A duplicate original is enclosed for your records. This letter, along with the attached Proprietary Information and Assignment of Inventions Agreement and Change of Control Severance Agreement between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
Rick, we are really looking forward to you joining Synaptics and adding your leadership, experience and energy to our growing company.
Sincerely,
/s/ Francis F. Lee
Francis F. Lee
Chairman of the Board

ACCEPTED AND AGREED TO
this           28th           day of           September          , 2011
Start Date:           9/28/11

Signature:	/s/ Richard Bergman	Full Legal Name	Richard Bergman